                                    Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is entered into by and between Bhavani Amirthalingam (“Employee”) and Ameren Services Company, a Missouri corporation, on behalf of itself and any parent company, subsidiary, division or affiliate entity (collectively, “Ameren”).

RECITALS

A.Employee has been employed by Ameren since March 1, 2018, and most recently Employee has served in the position of Executive Vice President and Chief Customer and Technology Officer.

B.Employee's employment with Ameren (individually, "Party" and collectively, "Parties") is being terminated effective March 22, 2024. On the same date, Employee’s positions and/or responsibilities as an officer of any Ameren entity will also be terminated.

C.In light of Employee’s voluntary resignation, Ameren desires to offer severance benefits to Employee.

D.As a condition for the receipt of severance pay and benefits, the Employee must execute and not revoke a release agreement and must adhere to certain obligations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Separation of Employment. The Parties acknowledge and agree that Employee’s employment with Ameren will terminate effective March 22, 2024 (“Separation Date”), thereby terminating as of that date all further obligations of Ameren to Employee, of whatever kind and nature, including all forms of compensation and benefits that otherwise might have been owed to Employee due to Employee’s holding any employment or other position with Ameren, except those that are expressly identified in this Agreement. To the extent necessary, Employee agrees to (i) take any further appropriate actions to resign from any position which Employee holds at Ameren, and (ii) execute any paperwork or comply with any procedures reasonably necessary to effectuate this separation.

Employee acknowledges that except as provided in Paragraph 2 below and any vested benefits to which Employee is entitled under an employee benefit plan (as defined below), Employee is not entitled to any payments or benefits under any employee benefit plan of Ameren, including, without limitation, the Ameren Corporation Severance Plan, any Ameren Short Term Incentive Plan for Employee Directors, the 2022 Omnibus Incentive Compensation Plan, and the Long-Term Incentive Program (collectively, the “Plans”), following Employee’s termination of employment. Ameren agrees that by execution of this Agreement, Employee does not forfeit or waive any long term savings plan (401(k)), ESOP or pension benefits which have vested to the Employee as of the effective date of the Employee’s separation.
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“Employee benefit plan” means each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of Title I of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Ameren, or to which Ameren is a party, whether written or oral, for the benefit of Employee.

2.Separation Benefits; Final Pay.

a.Severance Payment. Employee shall be paid a lump sum severance payment (“Severance Payment”) in the amount of One Million One Hundred Twelve Thousand Eight Hundred Seventy-Five Dollars and No Cents ($1,112,875.00), representing one times Employee’s annual base salary plus an amount equal to Employee’s short-term incentive target plus a pro rata 2024 short-term incentive award. The Severance Payment will be paid as soon as administratively practicable following the expiration of the revocation period described in Paragraph 15 below, provided no revocation has occurred. The amount of the Severance Payment shall be reduced by federal, state and local taxes and withholdings required by law. The Severance Payment is not eligible earnings for pension or 401(k) purposes. In the event of a revocation of this Agreement by Employee, Ameren shall not be obligated to make the above Severance Payment or to provide any other benefits identified in this Agreement and this Agreement shall be null and void.

b.Medical Coverage. Employee may elect to continue health insurance coverage under the Ameren Group Medical Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for a maximum period not to exceed eighteen (18) months, unless otherwise required by law. If elected, Ameren will provide a COBRA subsidy benefit for up to the first twelve (12) months of COBRA coverage equal to 100% of the applicable COBRA coverage. Thereafter, COBRA coverage will be provided at applicable premium rates. Ameren will provide Employee with a COBRA notice and election form and Employee understands that Employee must enroll for COBRA coverage and pay applicable premiums in order to receive COBRA benefits. However, if Employee is eligible to participate in the Ameren Retiree Medical Plan, but elects to continue coverage under the Ameren Group Medical Plan pursuant to COBRA, the Employee will be precluded from electing retiree medical coverage under the Ameren Retiree Medical Plan in the future. For additional benefits offered see the Plan. Nothing in this Agreement shall prevent Ameren from increasing or decreasing contribution rates for its medical programs, or from amending, modifying or terminating its active employee or medical programs, as such rights are reserved to Ameren under the terms of such programs.

c.Final Salary and Vacation. Employee’s final paycheck will include payment for any earned but unpaid salary and vacation pay consistent with the provisions of the Management Vacation Policy, reduced by federal, state and local taxes and withholdings required by law.
d.Career Transition Services. Ameren will provide Employee with executive level transition services through Human Resource Management Corporation for a period of 12
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months following the Separation Date or, if earlier, through the date Employee obtains other employment. Employee agrees to promptly notify Ameren if she obtains alternate employment during this 12 month period. If Employee does not use these services, Employee will not be provided the cash equivalent.

The payments and benefits referred to in this Paragraph 2 and Exhibit A shall discharge all obligations of Ameren to Employee for wages, damages of any kind, benefits, bonuses, vacation pay, sick pay, severance pay, costs, or any other expectation of remuneration or benefit on the part of Employee. By signing this Agreement, Employee acknowledges and agrees that Employee is waiving any right or claim Employee may have to benefits, compensation, restricted stock awards, performance share unit awards, or payment under any Ameren bonus, incentive compensation and/or separation plan, with the exception of the payments specifically identified in this Agreement. The payments and benefits referred to in this Paragraph 2 and Exhibit A relate exclusively to the Employee’s service as an employee of Ameren. Employee acknowledges that said payments constitute good and valuable consideration for the various commitments undertaken and releases provided by Employee in this Agreement. Employee further acknowledges that the totality of the consideration and benefits provided by Ameren pursuant to this Agreement are above and beyond those to which Employee is otherwise entitled.

3.Waiver of Future Employment with Ameren. By signing this Agreement, Employee now and forever waives reinstatement to employment with Ameren as a regular or temporary employee. Employee further agrees that Employee will not, any time in the future, seek employment or attempt to make an application for employment with Ameren without the written permission of Mark Lindgren, Chief Human Resources Officer, or his successor. Employee acknowledges and agrees that Employee’s forbearance from seeking future employment is purely contractual and is in no way involuntary, discriminatory, or unlawful. A breach of this provision by Employee will constitute lawful and just cause to refuse to employ Employee or to terminate Employee if already employed.

4.Waiver and Release. In consideration for the payments and benefits referred to in Paragraph 2, Employee on behalf of herself and her spouse, family and heirs, executors, administrators, attorneys, agents and assigns, hereby waive, release and forever discharge Ameren and all of its past and present affiliates, parents, subsidiaries and divisions, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners, agents and employee benefit plans and the trustees, fiduciaries and administrators of those plans, past, present and future), and each of its and their respective predecessors, successors, heirs, representatives, executors, administrators and assigns (collectively referred to as “Releasees”), from ANY and ALL known or unknown actions, causes of action, claims or liabilities of any kind that have or could be asserted against Releasees arising out of or related to Employee’s employment with and/or separation from employment with Releasees and/or any other occurrence up to and including the day Employee signs this Agreement, including but not limited to:

a.claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended,
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the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Dodd-Frank Consumer Protection and Wall Street Reform Act, the False Claims Act, and/or any other federal, state, municipal or local employment discrimination statutes, laws, regulations, ordinances or executive orders (including, but not limited to, claims based on age, sex, attainment of benefit plan rights or entitlement to benefits, race, color, religion, natural origin, source of income, union activities, marital status, sexual orientation, ancestry, harassment, parental status, disability, retaliation and veteran status); and/or

b.with respect to unknown claims, Employee expressly acknowledges that this Waiver and Release in this Agreement is intended to include, without limitation, claims that Employee did not know or suspect to exist in Employee’s favor at the time Employee signs this Agreement, regardless of whether the Employee’s knowledge of such claims, or the facts upon which they might be based would materially have affected the settlement with Releasees herein; and/or

c.any other claim whatsoever including, but not limited to, claims for severance pay (other than claims for severance pay and severance benefits under this Agreement), disputed claims for salary/wages/commissions/bonuses, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, violation of Releasees’ personnel policies, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to Employee’s employment with and/or separation from employment with Releasees to the maximum extent permitted by law.

5.Exclusions from General Release/Additional Employee Protections. Excluded from the Waiver and Release in Paragraph 4 above are any claims or rights which cannot be waived by law, including any right to accrued vacation, workers compensation benefits (although Employee represents that Employee has reported any work-related injuries that Employee suffered or sustained during Employee’s employment with Releasees), or unemployment insurance benefits. Neither the Waiver and Release above nor anything else in this Agreement limits Employee’s rights to file a charge with an administrative agency (such as the U.S. Equal Employment Opportunity Commission), provide information to or communicate directly with any federal, state or local agency, or participate in any agency investigation or other administrative proceeding. However, by signing this Agreement, Employee waives Employee’s right to recover money or other individual relief in connection with any such charge or investigation, except as provided in Paragraph 16. Notwithstanding any other provision in this Agreement, Employee understands that nothing in this Agreement precludes Employee from communicating, nor impairs or restricts in any way his ability to communicate, with the Nuclear Regulatory Commission (NRC), the Department of Labor, or any other Federal or State government agency, or representatives thereof, concerning any potential violations or other matters within the NRC’s, the DOL’s, or other government agency's regulatory responsibilities, or from testifying in any NRC proceeding, or before Congress, or at any Federal or State proceeding regarding any provision or proposed provision of the Atomic Entergy Act or the Energy Reorganization Act. Employee agrees to cooperate fully in any investigation conducted by the NRC, Ameren, or any state or governmental agency relating to the matters occurring during Employee’s employment at Ameren.

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6.Current Claims. Employee represents that Employee has disclosed any currently pending claim of unlawful discrimination, harassment, sexual harassment, abuse, assault, or other criminal conduct, or retaliation against Ameren or any Releasees.
7.Covenant Not To Sue. In addition to and apart from the Waiver and Release contained in Paragraph 4, Employee also agrees never to sue Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to her employment with and/or retirement from Ameren, other than legal action (i) to challenge this Agreement under the ADEA, or (ii) to enforce the payment of the pay and/or benefits under this Agreement.

8.Consequences Of Breach Of Covenant Not To Sue. Employee further acknowledges and agrees that if Employee breaches the provisions of Paragraph 4 above, then Employee shall be obligated to pay to Releasees its costs and expenses in enforcing this Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees). Alternatively, at Releasees’ option: (a) Releasees shall be entitled to apply for and receive an injunction to restrain any violation of Paragraph 4 above and (b) Employee shall be obligated upon demand to repay to Releasees all but $1,000.00 of the payments and benefits paid or made available to Employee under Paragraph 2 of this Agreement. Employee further agrees that the foregoing covenants in this Paragraph shall not affect the validity of this Agreement and shall not be deemed to be a penalty nor a forfeiture.

9.Ownership of Claims. Employee represents that Employee has not transferred or assigned, or purported to transfer or assign, to any person or entity, any claim described in this Agreement. Employee further agrees to indemnify and hold harmless Releasees against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.

10.Protected Rights. Nothing in this Release, including but not limited to the full and final release of claims, promise not to sue, representations, return of company property, confidential information, no disparagement, cooperation, and confidentiality of agreement provisions: (i) limits or affects Employee’s right to challenge the validity of this Release under the ADEA or the OWBPA, (ii) limits the rights of any governmental agency or prevents Employee from communicating with, filing a charge or complaint with, cooperating with, or otherwise participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Department of Justice, and/or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (iii) limits Employee from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees. By signing this Release, Employee is waiving rights to individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any proceeding brought by Employee or on Employee’s behalf by any third party, to the extent permitted by law, except for any right Employee may have to receive a payment or award from a government agency for information provided to the government agency or otherwise where prohibited.

11.Employee Acknowledgements. Employee further agrees that Employee (i) is not signing this Agreement before the Separation Date (the last day of employment with Ameren), (ii) has been paid for all hours worked, including overtime; and (iii) is not aware of any job
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injury for which Employee has not already filed a claim. Employee represents that Employee has not filed any lawsuit against any Releasee with any local, state, or federal or court.

12.General Release. The Parties hereby acknowledge and agree that the release set forth in Paragraph 4 above is a general release of all known and unknown claims that Employee holds or previously held against Releasees, or any of them, whether or not they are specifically referred to herein and is intended to be enforced to the maximum extent permitted by law. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this general release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all claims that are released in this Agreement. Notwithstanding the generality of this provision, this release does not include any claim for benefits by Employee under any state Workers’ Compensation Act.

13.Non-Admission. The Parties understand and agree that this Agreement is intended to finally and fully conclude the employment relationship between Employee and Ameren, and shall not be interpreted as an admission by the Parties or Releasees of any wrongdoing or any violation of federal, state or local law, regulation or ordinance. The Parties expressly deny that they, or their employees, supervisors, representatives, agents, officers, or directors, have committed any wrongdoing whatsoever.

14.Taxes. Employee agrees that Employee is responsible for the payment of all federal, state and local taxes, of any type whatsoever, due and resulting from the payment to Employee of any consideration identified in this Agreement.

15.Attorney Review; Time for Execution; Revocation; Acknowledgements. Ameren hereby advises Employee to consult with an attorney prior to signing this Agreement. Each Party shall bear all attorneys’ fees and costs arising from the actions of its own counsel in connection with the review and execution of this Agreement. Employee shall have twenty-one (21) days from the date of the presentation of this Agreement to consider whether to sign it. Employee may revoke the Agreement, thereby nullifying the Agreement and all of its terms, by notifying Ameren through written notice of revocation by U.S. Mail or hand delivery to Mark Lindgren, Chief Human Resources Officer, 1901 Chouteau Avenue, St. Louis, Missouri 63103, Ameren’s designated agent for this purpose, at any time within seven (7) days after signing the Agreement. In the event Employee exercises Employee’s right to revoke this Agreement or the Agreement is not signed and returned within 21 days after the date of the presentation of this Agreement, this Agreement will be null and void and Ameren shall have no obligation to make the payments or furnish the other consideration recited above, or any other obligation under this Agreement. If Employee does not revoke this Agreement, the Agreement shall be effective and fully enforceable on the eighth (8th) calendar day after Employee signs it (the “Effective Date”).

Among the claims being waived and released by Employee are any and all claims under the federal Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act of 1990 (“OWBPA”). Pursuant to the requirements of the ADEA and OWBPA, Employee expressly agrees, acknowledges and understands that:

(a)other than what is required by law, the consideration set forth in Paragraph 2 above is consideration that Employee is not otherwise entitled to and is given in exchange for
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the release contained in Paragraph 4 above and for the other promises contained in this Agreement;

(b)Employee is waiving any and all rights or claims arising under the Age Discrimination in Employment Act;

(c)Employee has been, and is hereby, advised by Ameren to consult with an attorney prior to signing this Agreement;

(d)Employee has been given a period of at least twenty-one (21) days within which to consider this Agreement;

(e)this Agreement does not become effective or enforceable until the seven (7)-day revocation period described above has elapsed, with no revocation having occurred;

(f)Employee may revoke this Agreement at any time within seven (7) days after signing it;

(g)Employee shall not be entitled to any payments or benefits under this Agreement in the event of a revocation;

(h)Employee has had a full opportunity to read and consider this Agreement and has relied on Employee’s own judgment and/or that of Employee’s attorney regarding the consideration for and the terms of this Agreement;

(i)No statements or conduct by any Releasee has in any way coerced or unduly influenced Employee to execute this Agreement; and

(i)Employee has knowingly and voluntarily entered into this Agreement, and fully understands and agrees to all of its terms.

16.Confidential Information.

a.Employee, by virtue of Employee’s position with Ameren, had access to and/or received trade secrets and other confidential and proprietary information about Ameren’s business that is not generally available to the public and which has been developed or acquired by Ameren at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, information about Ameren’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, trade secrets, data, processes, inventions and ideas, and/or personnel. Employee agrees that Employee will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party who is not authorized to receive, review or access the Confidential Information. Employee also agrees to not use Confidential Information on behalf of Employee or any third party and, by signing this Agreement, affirms that Employee has returned all Confidential Information to Ameren and, as such, does not possess or have access to Ameren Confidential Information. The foregoing obligation shall continue to exist for so long as such information remains Confidential Information; provided, however, nothing in this Agreement prohibits or limits Employee from (i) reporting possible violations of federal securities law or
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regulation to any governmental agency or entity or receiving a monetary award from the governmental agency or entity for the information reported.

b.Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by Ameren for reporting a suspected violation of law, Employee may disclose Ameren’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if Employee (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

17.Confidentiality of Agreement. Employee agrees not to divulge or release this Agreement or its contents, except to Employee’s attorneys, financial advisors, or spouses or domestic partners, provided they agree to keep this Agreement and its contents confidential, or as required or permitted by law. Nothing in this paragraph shall require confidentiality of any claims of sexual harassment or abuse. In the event Employee receives a subpoena or court order requiring the release of this Agreement or its contents or any Confidential Information, Employee will notify Ameren Services Company’s Legal Department sufficiently in advance of the date for the disclosure of such information in order to enable Ameren to contest the subpoena or court order, and Employee agrees to cooperate with Ameren in any related proceeding involving the release of this Agreement or its contents or any Confidential Information. If Employee is asked why her employment with Ameren ended, she may state that she resigned.

18.Non-Disparagement. Employee agrees that Employee will not make any public statement that would adversely affect the business of Ameren or Releasees in any manner, at any time, even beyond the date after which Employee will receive no further compensation or benefits pursuant to this Agreement. Employee agrees that Employee will not disparage, criticize or speak negatively about Releasees or their decisions or actions, about Releasees’ products, services or operations, about any of Releasees’ past, present or future directors, officers or employees or any of their actions or decisions, or about Releasees’ customers. Nothing in this Paragraph shall prohibit Employee from providing testimony pursuant to a subpoena or court order. Ameren agrees it will instruct members of its Executive Leadership Team not to disparage Employee.

19.Non-Solicitation. For a period of twelve (12) months following Employer’s execution of this Agreement, Employee will not directly or indirectly, on behalf of Employee or any other person, company or entity:

a.market, sell, solicit, or provide products or services competitive with or similar to products or services offered by Ameren to any person, company or entity that: (i) is a customer or potential customer of Ameren during the twelve (12) months prior to Employee’s execution of this Agreement and (ii) with whom Employee (a) had direct contact with during the twelve (12) months prior to Employee’s execution of this Agreement or (b) possessed, utilized or developed Confidential Information about during the twelve (12) months prior to Employee’s execution of this Agreement;
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b.raid, solicit, encourage or attempt to persuade any employee or independent contractor of Ameren, or any person who was an employee or independent contractor of Ameren during the 24 months preceding Employee’s execution of this Agreement, to leave the employ of, terminate or reduce the person’s employment or business relationship with, Ameren;

c.interfere with the performance of any Ameren employee or independent contractor’s duties for Ameren.

20.Remedies. The Parties respectively acknowledge that the other Party would be greatly injured by, and have no adequate remedy at law for, breach of obligations contained in Paragraphs 16-19 above. Employee further acknowledges and agrees that the Confidentiality and Non-Solicitation provisions set forth in Paragraphs 16 and 19 are necessary to protect Ameren’s legitimate business interests, such as its Confidential Information, goodwill and customer relationships. Employee therefore acknowledges and agrees that in the event of a breach or threatened breach of Paragraphs 16, 17, 18 and/or 19, Ameren shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief that restrains any further violation or threatened violation of Paragraph 16, 17, 18 and/or 19, as well as an order requiring Employee to comply with Paragraph 16, 17, 18 and/or 19. Ameren’s right to a restraining order, an injunction, or other equitable or extraordinary relief shall be in addition to all other rights and remedies to which Ameren may be entitled to in law or in equity, including, without limitation, the right to recover monetary damages for Employee’s violation or threatened violation of Paragraph 16, 17, 18 and/or 19. Finally, Ameren shall be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder and/or pursuant to a breach or threatened breach of Paragraph 16, 17, 18 and/or 19.

In addition, if Employee materially violates the Confidentiality and Non-Solicitation obligations described in Paragraphs 16 and 19, or engages in conduct or activity that is materially detrimental to Ameren in the one year after Employee’s execution of this Agreement, then Employee shall repay the Severance Payment to Ameren within thirty (30) days of receiving a demand from Ameren for repayment.

21.Employment Verification. In keeping with Ameren policies and procedures, Employee should direct all requests for employment verification to Ameren’s third-party employment verification vendor (“work verification vendor”). The work verification vendor will provide only the dates of Employee’s employment and positions held. Any inquiries for employment verification or references that come to Ameren will be directed to the work verification vendor. Employee understands that Ameren will not provide additional information regarding Employee’s employment unless compelled to do so by law. Mark Lindgren will provide Employee with instructions for submitting inquiries to the work verification vendor.

22.Cooperation. Employee agrees to cooperate with Ameren regarding any pending or subsequently filed internal investigations, litigation, claims, or other disputes or legal proceedings involving Ameren that relate to matters within the knowledge or responsibility of Employee during employment with Ameren. Without limiting the foregoing, Employee agrees: (i) to meet with Ameren’s representatives, its counsel, or other designees at reasonable times and
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places; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory or investigative body; and (iii) to provide Ameren with notice of contact by any adverse party or such adverse party’s representative except as may be required by law. Ameren will reimburse Employee for Employee’s time at a reasonable hourly rate and other reasonable expenses in connection with the cooperation described in this paragraph.

23.Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable by a Court of competent jurisdiction, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions.

24.Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters of this Agreement and supersedes all prior negotiations and agreements, whether written or oral. The provisions of this Agreement may not be altered, amended or waived except by a written document signed by both Parties. Employee represents and acknowledges that in signing this Agreement Employee has not relied upon any representation or statement not set forth herein made by Ameren or any of the Releasees or by any of their agents, representatives or attorneys, with regard to the subject matters, basis or effect of this Agreement, Ameren, its business or its stock, or any other matter.

25.Arbitration. Other than disputes pertaining to the Plans or the provisions of Paragraphs 16, 17, 18 or 19 above, any other dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Claim”) will be exclusively submitted to arbitration before a neutral arbitrator. If the Parties are unable to agree upon a neutral arbitrator, the Parties will obtain a list of five arbitrators from the American Arbitration Association. Employee, first, and then Ameren will alternately strike names from the list until only one name remains; the remaining person shall be the arbitrator. Arbitration of Arbitrable Claims shall be in accordance with the Employment Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be held in such location as mutually agreed upon by the Parties. The arbitrator shall determine the prevailing party in the arbitration. The arbitrator shall be permitted to award only those remedies otherwise available in law or equity which are requested by the Parties, are appropriate for the claims, and are supported by credible, relevant evidence. Employee and Ameren agree that this arbitration shall be the exclusive means of resolving any Arbitrable Claim and that no other action will be brought by the Parties in any court or other forum. Notwithstanding the above, any Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. The Federal Arbitration Act shall govern the interpretation and enforcement of this Paragraph.
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26.Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Employee and Employee’s personal and legal representatives, heirs, devisees, executors, successors, and assigns, and Ameren and its successors and assigns.

27.Paragraph Headings; Governing Law; Third Party Benefit. Paragraph headings herein are for convenience and reference only and in no way define, limit or enlarge the rights and obligations of the Parties under this Agreement. This Agreement and any amendments to this Agreement shall be construed and interpreted in accordance with the laws of the State of Missouri, without regard to conflicts of law principles. With respect to any dispute concerning Paragraphs 16, 17, 18, or 19 the Parties agree that the dispute shall be brought in either the state or Federal court located in St. Louis, Missouri, and Employee agrees to submit himself/herself to the jurisdiction of the state or Federal court located in St. Louis, Missouri without regard to conflicts of law principles or personal jurisdiction. The provisions of this Agreement are intended to benefit each of the Releasees and as such may be enforced by each of the Releasees in its individual right.

28.Amendment. This Agreement may be amended only in a writing signed by both parties.

29.Waiver. The waiver by Ameren of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. The waiver by Employee of a breach of any provision of this Agreement by Ameren shall not operate or be construed as a waiver of any subsequent breach by Ameren.

IN WITNESS WHEREOF, the undersigned have signed this Separation Agreement and General Release on the date(s) identified below.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL CLAIMS. BY SIGNING BELOW, THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS AGREEMENT AND UNDERSTAND THE RIGHTS THEY ARE WAIVING BY SIGNING THIS AGREEMENT. THE PARTIES ARE ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND SIGN IT OF THEIR OWN FREE ACT AND DEED.

Ameren Services Company                EMPLOYEE:

/s/ Mark. C. Lindgren                    /s/ Bhavani Amirthalingam
Mark Lindgren, EVP, Corporate            Bhavani Amirthalingam
Communications & Chief Human Resources
Officer

Date:    Apr 5, 2024                    Date: Apr 5, 2024

Exhibit A-1
Benefit Summary Contingent Upon Executing
Separation Agreement and General Release
Bhavani Amirthalingam
March 2024

1.Severance Payment
One Million One Hundred Twelve Thousand Eight Hundred Seventy-Five Dollars and 00/100 ($1,112,875.00)
The amount of the Severance Payment, reduced by federal, state and local taxes and withholdings required by law and payable as described in the Separation Agreement and General Release. Severance Payment is not eligible earnings for pension or 401(k) purposes. In the event of a revocation of this Agreement by Employee, Ameren shall not be obligated to make the above Severance Payment or to provide any other benefits identified in this Agreement.

2. Career Transition Services
Ameren will provide Employee with executive level career transition services through Human Resource Management Corporation for a period not to exceed the earlier of twelve (12) months or through the date Employee obtains other employment. You are not entitled to cash in lieu of these services.

3.     Medical Coverage
Employee may elect to continue health insurance coverage under the Ameren Group Medical Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for a maximum period not to exceed eighteen (18) months, unless otherwise required by law. If elected, Ameren will provide a
COBRA subsidy benefit for up to the first twelve (12) months of COBRA coverage equal to 100% of the applicable COBRA coverage. Thereafter, COBRA coverage will be provided at applicable premium rates.

This page A-1 summarizes the benefits you could receive at separation subject to your executing, without revocation, the valid Confidential Separation Agreement and General Release. For specific information about your benefits, please go to myAmeren.com or call the myAmeren Benefits Center at 1.877.769.2637. Actual benefit amounts are subject to change and will be updated to the actual and applicable payment date.